As filed with the Securities and Exchange Commission on August 21, 1998

                                                  Registration No. 333-61393

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                   PRE-EFFECTIVE AMENDMENT NO. 1 TO

                               FORM S-3
                        REGISTRATION STATEMENT
                   UNDER THE SECURITIES ACT OF 1933

                          KINARK CORPORATION
        (Exact name of registrant as specified in its charter)

       Delaware                                     71-0268502
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
 incorporation or organization)


                          Kinark Corporation
                         2250 East 73rd Street
                               Suite 300
                         Tulsa, Oklahoma 74136
                            (918) 494-0964

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Paul R. Chastain
                        Chief Financial Officer
                         2250 East 73rd Street
                               Suite 300
                         Tulsa, Oklahoma 74136
                            (918) 494-0964

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                           with a copy to:
                         Paul A. Quiros, Esq.
                           King & Spalding
                         191 Peachtree Street
                        Atlanta, Georgia 30303
                            (404) 572-4600

     Approximate date of commencement of proposed sale to public:   From
time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. _____

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. __X__

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _____

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            PROSPECTUS

                       DATED AUGUST 26, 1998

                         Kinark Corporation
                          2,239,038 Shares
                            Common Stock


  This Prospectus relates to the offer and sale from time to time of up to 2,239,038 shares of common stock, $.10 par value per share (the "Common Stock"), of Kinark Corporation ("Kinark" or the "Company") by the holders thereof named herein (collectively referred to herein as the "Selling Shareholders"). The 2,239,038 shares of Common Stock held by the Selling Shareholders (the "Secondary Shares") were issued in connection with the Private Placement (as herein defined). The Company is registering the Secondary Shares under the terms of certain Registration Rights Agreements, dated as of January 16, 1996, and March 29, 1996 by and among the Company and the Selling Shareholders (collectively the "Registration Rights Agreement"), to provide the Selling Shareholders with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered by the Selling Shareholders. See "The Company" and "Registration Rights."

  The Company's Common Stock is listed on the American Stock Exchange (the "ASE") under the symbol "KIN." Any Secondary Shares offered pursuant to a Prospectus will be listed on such exchange, subject to official notice of issuance. At June 30, 1998, the Company had 6,778,345 shares of Common Stock outstanding. On August 7, 1998, the last reported sale price of the Common Stock on the ASE was $2.875 per share.

   The Selling Shareholders from time to time may offer and sell the Secondary Shares held by them and registered hereunder directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). See "Plan of Distribution." Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Secondary Shares to be made directly or through agents.

   The Company will not receive any of the proceeds from the sale of Secondary Shares by the Selling Shareholders but has agreed to bear the expenses of registration of the Secondary Shares under Federal and state securities laws. See "Use of Proceeds," "Selling Shareholders" and "Plan of Distribution."

   The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Secondary Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for indemnification arrangements between the Company and the Selling Shareholders.

   See "Risk Factors" beginning on Page 5 herein for certain factors relating to an investment in the Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C., at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. The Common Stock is listed on the ASE, and such material can also be inspected and copied at the offices of the ASE, 96 Trinity Place, New York, New York 10006.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Secondary Shares offered pursuant to this Prospectus (together with all amendments and exhibits and schedules thereto, the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information concerning the Company and the Secondary Shares offered hereby, reference is made to the Registration Statement, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company (File No. 001-03920) with the Commission are incorporated herein by reference:

  (i) The Company's Annual Report on Form 10-K for the year ended
December 31, 1997;

  (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and


  (iii) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; and

  (iv) The description of the Common Stock set forth under the caption "Description of Capital Stock" in the Company's Registration Statement on Form 3 (File No. 333-4937) filed with the Commission on October 4, 1996.


  All documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

  The Company will provide without charge to each person to whom a copy of this Prospectus or any Prospectus Supplement is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to: Corporate Secretary, Kinark Corporation, 2250 East 73rd Street, Suite 300, Tulsa, Oklahoma 74136, telephone number (918) 494-0964.


                         PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed descriptions and the financial information and statements appearing elsewhere and incorporated by reference in this Prospectus. Unless the context indicates otherwise, references to the "Company" or "Kinark" include Kinark Corporation and its subsidiaries.

The Company

  Kinark is a diversified company conducting business in the galvanizing and chemical storage and warehousing areas. Kinark was incorporated under the laws of the State of Delaware in 1955. Its current operating subsidiaries consist of Lake River Corporation ("Lake River"), acquired in 1968, North American Warehousing Company ("NAWC"), formed in 1997, and North American Galvanizing Company ("NAGC"), formed in 1996. NAGC merged with Rogers Galvanizing Company ("Rogers") in 1996 and Boyles Galvanizing Company ("Boyles") in 1997, with NAGC as the survivor company. Rogers was acquired by the Company during 1996 and Boyles was acquired in 1969.

  In February 1996, the Company sold substantially all of the assets and certain liabilities of its packaging subsidiary, Kinpak, Inc. ("Kinpak"). Kinpak had produced proprietary household cleaning products and provided contract packaging of private label anti-freeze and windshield washer fluid.

  The Company conducts its galvanizing operations through its NAGC operating subsidiary. NAGC is principally engaged in hot dip galvanizing of metal products. NAGC galvanizes iron and steel products by immersing them in molten zinc which produces an alloyed metal surface that provides corrosion protection for up to 50 years.

  The galvanizing process provides effective corrosion protection of fabricated steel which is used in numerous markets such as petrochemical, highway and transportation, energy, utilities, communications, irrigation, pulp and paper, waste water treatment, food processing, recreation and original equipment manufacturing.
NAGC operates eleven plants in six states and galvanizes products for over 2,000 customers nationwide. Based on the number of its operating plants, NAGC is one of the largest independent hot dip galvanizing companies in the United States. Its galvanizing plants are located in Tulsa, Oklahoma; Kansas City, Missouri; St. Louis, Missouri; Nashville, Tennessee; Louisville, Kentucky; Denver, Colorado; Hurst, Texas; and Houston, Texas.

  The Company conducts its chemical storage and public warehousing operations through its Lake River and NAWC operating subsidiaries. During 1997, the Company formed NAWC as a separate subsidiary to operate the public warehousing business previously conducted by Lake River.

  Lake River, located in Chicago, is a bulk liquid terminal operation with 197 tanks providing 21 million gallons of on-site bulk liquid storage capacity; another 36 tanks with an aggregate storage capacity of 23 million gallons are considered in a decommissioned status due to low demand for large capacity tanks. During 1997, Lake River employees handled 29 barges, 1,422 rail cars, and 8,521 transport trucks to service over 49 million gallons of product throughput for its customers. Lake River also operates two bag filling lines used for bulk chemical bagging and three drum filling lines which handle flammables, caustics, food grade products, and miscellaneous specialty chemicals.

  Bulk liquid storage facilities are leased to customers for various terms generally ranging from one month to three years.

  Lake River's facilities provide integrated storage, formulating, packaging, and distribution services. Lake River's service-based bulk liquid storage business does not require it to take title to any of the customer's products that it handles.

  NAWC, located in Chicago, provides 320,000 square feet of public warehousing space that facilitates the distribution of customers' products in the Chicago-Midwest region. NAWC handles dry and liquid general merchandise and chemicals and its services include container loading for export shipment.

  The principal executive offices of the Company are located at 2250 East 73rd Street, Suite 300, Tulsa, Oklahoma 74136 and its telephone number at such location is (918) 494-0964.

Risk Factors

  Prospective investors should carefully consider the matters discussed under "Risk Factors" prior to making an investment decision regarding the Secondary Shares offered hereby.

Securities to be Offered

  This Prospectus relates to offer and sale from time to time of up to 2,239,038 Secondary Shares by the Selling Shareholders, some of whom may be deemed affiliates of the Company. The Secondary Shares are being registered by the Company as set forth under the terms of the Registration Rights Agreement. The Company will not receive any proceeds from the sale of the Secondary Shares but has agreed to bear the expenses of registration under Federal and state securities laws. The Selling Shareholders must pay any expenses or commissions on the sale of Secondary Shares.

  The Secondary Shares were issued in connection with a private placement of 2,239,038 shares of Common Stock at a purchase price of $2.50 a share (the "Private Placement"). Sales pursuant to the Private Placement closed in January and March 1996, with gross proceeds to the Company of $5,797,595. The Company used these proceeds to acquire 68.9% of the outstanding capital stock of Rogers for $5,736,800. The Company acquired the remaining shares of the Rogers stock with the proceeds of a rights offering to its stockholders which closed in November 1996.

  The Company is registering the Secondary Shares for sale as required by the Registration Rights Agreement to provide the holders thereof with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the Selling Shareholders.

                            RISK FACTORS

  Prospective investors should carefully consider, among other factors, the matters described below prior to making an investment decision regarding the Secondary Shares offered hereby.

Concentration Of Ownership In Management - Certain Anti-Takeover Effects

  The members of the Board of Directors and senior management of the Company currently own approximately 3,314,034 shares of Common Stock, or 48.9% of the issued and outstanding Common Stock. Assuming the sale of all 2,239,038 Secondary Shares offered hereby, the members of the Board of Directors and senior management of the Company would beneficially own approximately 1,354,996 shares or 20.0% of the Common Stock. Although the sale of all of the Secondary Shares offered hereby by certain members of the Board of Directors would reduce the ownership by senior management and the Board as noted above, the remaining Common Stock ownership, together with various provisions of the Company's Restated Certificate of Incorporation (the "Certificate") may tend to deter non-negotiated tender offers or other efforts to obtain control of the Company and thereby deprive stockholders of opportunities to sell shares of Common Stock at prices higher than those prevailing in the market. There can be no assurance that any Secondary Shares will be sold pursuant to this Prospectus and the percentage of ownership may continue at the higher level. See "Description of Capital Stock - Certain Certificate, Bylaw and Corporate Law Provisions."

Benefits of Offering to Certain Shareholders

  Certain of the Selling Shareholders are officers and/or directors of the Company and are considered affiliates under Rule 144 which, among other things, limits the amount of shares of Common Stock that may be sold by such affiliates. Once the Secondary Shares are registered and for as long as the Registration Statement of which this Prospectus is a part is effective, Selling Shareholders, including Messrs. Morrow, Crimmins and Evans and Governor Sununu, officers and/or directors of the Company, will not be subject to the provisions of Rule 144, including the volume limitations, and may sell any or all of the Secondary Shares subject to this Prospectus at their discretion. See "Selling Shareholders."

Operations

     Galvanizing is a business that is closely tied to the economic growth of several industries such as highway and transportation, communications and energy. During recessionary periods in these industries, the demand for galvanizing can decline which could have a material adverse effect on the Company's financial condition and results of operations. Profitability in the galvanizing industry is also dependent to a certain extent on zinc prices and pricing structures are directly related to zinc prices. Increases in zinc prices lead to increased costs and prices for galvanizing and decreases in zinc prices lead to reductions in galvanizing costs and prices. The Company may not be able to raise prices to cover adequately increases in costs due to increases in zinc prices which could have a material adverse effect on the Company's financial condition and results of operations. Equipment at the Company's galvanizing plants requires periodic replacement due to age or obsolescence. These replacement costs may adversely affect the profitability of these galvanizing operations.

     As is typical in the galvanizing and chemicals businesses, the Company's subsidiaries will have environmental compliance costs associated with past, present and future operations. The Company is committed to complying with all federal, state and local environmental laws and regulations and using its best management practices to anticipate and satisfy future requirements. As previously reported in 1995, Boyles participated in the final cleanup of a former galvanizing plant site in Philadelphia and received notice from the EPA that it had demonstrated to the EPA's satisfaction that all requirements relating to the performance of the response action plan for this site had been completed. Cleanup consisted primarily of soil removal at a cost of approximately $85,000. In March 1998, the Company was informed that the Department of Justice had filed a lawsuit naming NAGC and Boyles in a CERCLA Cost Recovery Action for approximately $480,000 in connection with the clean-up of a former galvanizing site in Philadelphia, Pennsylvania. In May 1998, the parties reached an agreement to settle this claim. As a result, the Company recorded a charge to cost of sales of $158,000 for the quarter ended March 31, 1998, for the estimated net impact of the settlement. The parties are drafting a consent decree to finalize agreement on the terms and conditions of the settlement. NAGC received notice in April 1997 from the Illinois Environmental Protection Agency that NAGC was a potentially responsible party under CERCLIS in connection with the clean-up of an abandoned site formerly owned by Sandoval Zinc Co. Sandoval operated a secondary zinc smelter at the site until 1985 and NAGC is included as one of 59 entities that arranged for the treatment and disposal of hazardous substances at Sandoval. The Company is in the process of determining the proportional share of substances that NAGC shipped to Sandoval, and does not believe based on current information that the ultimate resolution of this matter will have a material effect on the Company's financial position or results of
operations.   Although management has committed resources to
discovering and eliminating environmental issues as they arise, the Company does not have sufficient information to attempt to quantify these potential costs except as described above.

     On July 1, 1998, NAGC decided to discontinue galvanizing services to one of its largest customers which accounted for approximately 8% of NAGC's 1997 sales. This action was based on NAGC's decision not to provide galvanizing services to this customer which plans to compete directly with NAGC in the hot dip galvanizing market.

     Lake River conducts its terminal storage operations on 5 parcels of land leased from the Metropolitan Water Reclamation District of Greater Chicago (the "District"). The leases for 4 of these parcels have expiration dates between December 31, 1999 and June 30, 2001. The Company is currently negotiating with the District to renew these leases.

Debt Restrictions

     The terms of the Company's existing bank term loan and revolving credit facility restrict certain aspects of the Company's operations. These restrictions include specified minimum values for the net worth and working capital and a maximum debt to net worth ratio for the Company, and limitations on incurring additional debt or capital expenditures or engaging in acquisitions and dispositions by the Company. Among the foregoing, the most restrictive covenant is the requirement that the aggregate expenditures for capital expenditures, debt and interest not exceed the aggregate of earnings before interest, taxes, depreciation and amortization (EBITDA). While the Company has maintained continuous compliance with all of the required financial covenants of the credit facility, there can be no assurance that the Company will be able to continue to comply with these restrictions without disrupting its business.

Competition

     The independent hot dip galvanizing market is highly competitive. NAGC competes with other independent galvanizing companies, captive galvanizing facilities operated by manufacturers, and alternative forms of corrosion protection such as paint. Competition is driven primarily by price, turn-around service time, and the quality of the finished galvanized product. NAGC has been subject to increasing price pressure from its competitors in certain of its geographic markets. Although prices have improved, the continued profitability of NAGC and hence the Company, will depend in part on NAGC's ability to maintain current prices. There can be no assurance that these prices can be maintained. During the past three years, competitors have built new galvanizing facilities in certain of NAGC's geographic markets. The Company believes that competitors may continue to add capacity in these markets due to increased construction activity utilizing galvanized structures. Increased presence and capacity of such competitors could have a material adverse effect on the Company's financial condition and results of operations. See "The Company."

Government Regulation

     The Company's operations are subject to various government regulations, including those related to occupational safety and health
(OSHA), workers' compensation and environmental matters. Like its competitors in the galvanizing and chemicals businesses, the Company and its subsidiaries will have regulatory compliance costs associated with past, present and future operations, but the Company cannot presently quantify the cost of complying with these regulations.
While neither the Company, nor any of its subsidiaries, is presently the subject of any material claim or investigation with respect to these regulations, there can be no assurance that the cost of complying with these regulations in the future will not have a material adverse effect on the Company or its subsidiaries.

Current Developments

     The Company has determined that its primary computer systems are structured to accommodate the Year 2000 and beyond, and the operation of these systems will not be affected by the upcoming change in the millennium. The Company's operations are highly dependent on the reliable performance of its computer-based information, control and accounting systems. For this reason, during 1997 Kinark undertook a review of its company-wide computer support facilities to assess the extent of Year 2000 issues, if any. Going forward, in addition to monitoring the Year 2000 compliance readiness of its own computer systems, the Company will continue to assess the compliance readiness of its major customers, key suppliers and service providers. The Company believes that the cost of this ongoing assessment should not exceed $100,000 and will not have a material impact on the results of its operations, liquidity, and capital resources.

                            THE COMPANY

  Kinark is a diversified company conducting business in the galvanizing and chemical storage and warehousing areas. Its current operating subsidiaries consist of Lake River, NAWC and NAGC.

  The Company conducts its galvanizing operations through its NAGC operating subsidiary, which is principally engaged in hot dip galvanizing of metal products. NAGC galvanizes iron and steel products by immersing them in molten zinc which produces an alloyed metal surface that provides corrosion protection for up to 50 years.

  The galvanizing process provides effective corrosion protection of fabricated steel which is used in numerous markets such as petrochemical, highway and transportation, energy, utilities, communications, irrigation, pulp and paper, waste water treatment, food processing, recreation and original equipment manufacturing. NAGC operates eleven plants in six states and galvanizes products for over 2,000 such customers nationwide. Based on the number of its operating plants, NAGC is one of the largest independent hot dip galvanizing companies in the United States. Its galvanizing plants are located in Tulsa, Oklahoma; Kansas City, Missouri; St. Louis, Missouri; Nashville, Tennessee; Louisville, Kentucky; Denver, Colorado; Hurst, Texas; and Houston, Texas.

  Zinc, the primary raw material in the galvanizing process, is a widely available commodity in the open market. The London Metal Exchange price of zinc for three month delivery was $.48 per pound at the beginning of 1997; it reached a high of $.76 per pound in the 3rd quarter, and closed the year at $.50 per pound. For the first six months of 1998, the market price for zinc ranged from $.44 to $.50 a pound. To reduce the impact of zinc price fluctuations, the Company periodically utilizes long-term fixed price purchase contracts. NAGC has a broad customer base with its five largest customers, on a combined basis, accounting for approximately 25% of the Company's consolidated sales in 1997. The backlog of orders at NAGC is generally nominal due to the short time requirement involved in the galvanizing process. Inventory and working capital requirements have remained relatively stable.

  The Company conducts its chemical storage and public warehousing operations through its Lake River and NAWC operating subsidiaries. During 1997, the Company formed NAWC as a separate subsidiary to operate the public warehousing business previously conducted by Lake River.

  Lake River, located in Chicago, is a bulk liquid terminal operation with 197 tanks providing 21 million gallons of on-site bulk liquid storage capacity; another 36 tanks with an aggregate storage capacity of 23 million gallons are considered in a decommissioned status due to low demand for large capacity tanks. During 1997, Lake River employees handled 29 barges, 1,422 rail cars, and 8,521 transport trucks to service over 49 million gallons of product throughput for its customers. Lake River also operates two bag filling lines used for bulk chemical bagging and three drum filling lines which handle flammables, caustics, food grade products, and miscellaneous specialty chemicals.

  Bulk liquid storage facilities are leased to customers for various terms generally ranging from one month to three years. Lake River's facilities provide integrated storage, formulating, packaging, and distribution services. Lake River's service-based bulk liquid storage business does not require it to take title to any of the customer's products that it handles.

  NAWC, located in Chicago, provides 320,000 square feet of public warehousing space that facilitates the distribution of customers' products in the Chicago-Midwest region. NAWC handles dry and liquid general merchandise and chemicals and its services include container loading for export shipment. One customer, that accounted for 55% of NAWC's sales in 1997 (and 4.7% of the Company's consolidated sales), will terminate its use of NAWC's facilities during the third quarter of 1998. NAWC will not renew a warehouse lease scheduled to expire August 31, 1998, as part of its planned cost reduction measures to offset partially the loss of this major account.

                    DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 18,000,000 shares of Common Stock, $.10 par value per share. As of May 31, 1998, the Company had issued or reserved for issuance 7,865,345 shares of Common Stock, 6,778,345 of which were outstanding and 1,087,000 of which were reserved for issuance pursuant to the Company's Stock Option Plans. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have cumulative voting rights. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors. The Company has a longstanding policy of not paying cash dividends on the Common Stock in order to reinvest earnings to support its business operations. The terms of the Company's secured credit facilities also restrict the payment of dividends on the Common Stock in certain default situations. See "Common Stock Dividends and Price Range."

     Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company. The outstanding shares of Common Stock are fully paid and nonassessable.

        CERTAIN CERTIFICATE, BYLAW AND CORPORATE LAW PROVISIONS

     The provisions of the Company's Restated Certificate of Incorporation (the "Certificate"), the Company's Amended and Restated Bylaws (the "Bylaws") and the Delaware General Corporation Law ("DGCL") summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of management more difficult.

     Authorized but Unissued Stock. The Company has authorized but unissued shares of Common Stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

     The Board of Directors may also create and issue, without stockholder approval, rights or options entitling the holders thereof to purchase from the Company shares of the Company's Common Stock.

     Number of Directors. The Certificate provides that the number of directors of the Company shall be as provided in the Bylaws, but may not be less than three and shall be seven if the Bylaws do not provide a number. The Bylaws currently provide that the maximum number of directors which shall constitute the entire Board of Directors shall be seven, with the exact number of directors to be established by resolution of the Board from time to time. The maximum number of directors may be increased or decreased from time by amendment of the Bylaws, subject to the provisions of the Certificate.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at any annual meeting of stockholders must be in writing and be received at the principal executive offices of the Company not less than 90 days in advance of the annual meeting. The requirement to deliver notice to the Corporation a set number of days in advance of an annual meeting will mean that such notice must be delivered such number of days in advance of the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed more than 60 days from such anniversary, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which notice of such meeting is first given to stockholders. For the purposes of this Section, notice of an annual meeting shall be deemed to first be given to stockholders when disclosure of such date is first made in a press release reported by the Dow Jones News Services, Associated Press or comparable national news services or in a document publicly filed by the Corporation with the Commission pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Chairman of an annual meeting will, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the meeting and if he should so determine, he will so declare to the annual meeting and any such business not properly brought before the annual meeting will not be transacted. At any special meeting of the stockholders, only such business will be conducted as has been brought before the meeting by or at the direction of the Board of Directors.

   Approval of Business Combinations. The Certificate provides that subject to certain exceptions summarized below and in addition to any affirmative vote required by law or by the Certificate, approval of any Business Combination (as hereinafter defined) requires the affirmative vote of at least two-thirds of the outstanding Voting Shares (as hereinafter defined). For these purposes, "Business Combination" shall mean:

     (a) Any merger or consolidation of the Company or any subsidiary with or into (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation which is, or after such merger or consolidation would be, an Interested Stockholder or an affiliate of an Interested Stockholder;

     (b) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any Interested Stockholder or any affiliate of any Interested Stockholder of any assets of the Company or any subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more in one transaction or a series of related transactions;

     (c) The issuance or transfer by the Company or any subsidiary of any securities of the Company or any subsidiary to any Interested Stockholder or any affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more in one transaction or a series of related transactions; or

     (d) The adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Stockholder or any affiliate of any Interested Stockholder.

     "Voting Shares" means all issued and outstanding shares of equity securities and all rights to acquire any equity securities which are generally entitled to vote in election of directors.

     The two-thirds voting requirement will not apply to a particular Business Combination if (i) any noncash consideration to be paid to holders of Common Stock in such Business Combination is in the same form and bears the same percentage to the total consideration as previously paid by the Interested Stockholder in connection with its acquisition of beneficial ownership of shares of Common Stock of the Company and (ii) the aggregate amount of cash and the Fair Market Value of noncash consideration, determined as of the date of the consummation of the Business Combination, to be received per share by the holders of Common Stock in such Business Combination is at least equal to the highest of the following:

     (a) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any Voting Shares acquired by it (1) within the two-year period immediately prior to the date of the first public announcement of the proposed Business Combination or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

     (b) The Fair Market Value per share of Common Stock on the date of the first public announcement of the proposed Business Combination or on the date on which the Interested Stockholder became an Interested Stockholder, whichever is higher; and

     (c) The per share book value of the Common Stock as reported at the end of the fiscal quarter immediately preceding the date of the first public announcement of the proposed Business Combination.

     The two-thirds voting requirement will also not apply to a particular Business Combination if the Business Combination has been approved by two-thirds of the directors of the Company.

     "Fair Market Value" will mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the whole Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the whole Board of Directors.

     "Interested Stockholder" means any Person (other than the Company or any corporation of which a majority of each class of equity securities is owned, directly or indirectly, by the Company) which, as of the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination, or immediately prior to the consummation of any such transaction:

     (a) is the beneficial owner, directly or indirectly, of more than 10% of the Voting Shares;

     (b) is an affiliate of the Company and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of not less than 10% of the then outstanding Voting Shares; or

     (c) is an assignee of or successor in interest to any shares of capital stock of the Company which were at any time within two years prior thereto beneficially owned by any Interested Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

     A majority of the whole Board of Directors shall have the power and duty to determine on the basis of information known to them whether a person is an Interested Stockholder, the number of Voting
Shares beneficially owned by any person, whether a person is an affiliate of another, whether a person has the power to vote or dispose of Voting Shares or to direct the voting or disposition of Voting Shares, whether the assets subject to any Business Combination or the consideration received for the issuance or transfer of securities by the corporation or any subsidiary or any Business Combination has an aggregate Fair Market Value of $1,000,000 or more, or whether a person has the right to acquire beneficial ownership of Voting Shares. The affirmative vote of the holders of at least two-thirds of the Voting Shares shall also be required to amend, repeal or adopt any provisions inconsistent with the two-thirds votes required for Business Combinations.

   Section 203 of the DGCL. Subject to certain exclusions summarized below, Section 203 of the DGCL ("Section 203") prohibits any "Interested Stockholder" from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested Stockholder. For purposes of this subsection, "Interested Stockholder" generally includes: (a) (i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) any person who is an affiliate or associate of the corporation and who was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested Stockholder is determined; and (b) the affiliates and associates of such person. For purposes of this subjection and subject to certain exceptions, a "Business Combination" includes (i) any merger or consolidation of the corporation or a majority-owned subsidiary of the corporation, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a majority-owned subsidiary of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (iii) any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or the subsidiary to the Interested Stockholder, except pursuant to transaction that effects a pro rata distribution to all stockholders of the corporation, (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or the subsidiary that is owned by the Interested Stockholder, and (v) any receipt by the Interested
Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

     Section 203 does not apply to a Business Combination if (i) before a person became an Interested Stockholder, the board of directors of the corporation approved either the transaction in which the Interested Stockholder became an Interested Stockholder or the Business Combination, (ii) upon consummation of the transaction that resulted in the person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares), or (iii) following a transaction in which the person became an Interested Stockholder, the Business Combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

                  SHARES AVAILABLE FOR FUTURE SALE

  At June 30, 1998, approximately 4,539,307 shares of Common Stock were eligible to be sold in the public market without any restrictions. Pursuant to this Prospectus, a total of 2,239,038 additional shares of Common Stock will be eligible to be sold in the
public market.   See "Plan of Distribution". This represents an
approximately 49% increase in the number of shares of Common Stock of the Company eligible to be sold in the public market. Additional shares of Common Stock may be available for sale in the public markets from time to time pursuant to the following: (i) as of June 30, 1998, the Company had outstanding options for an aggregate of 287,000 shares of Common Stock granted pursuant to its 1988 Stock Option Plan, and
(ii) as of June 30, 1998, outstanding options for an aggregate of 217,000 shares of Common Stock granted pursuant to its 1996 Stock Option Plan (800,000 shares are reserved for issuance under this plan).

  The Secondary Shares acquired in the Private Placement ("Restricted Shares") are "restricted" securities within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. As described below under "Registration Rights," the Company granted the Selling Shareholders certain registration rights with respect to their Secondary Shares.

  In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of Restricted Shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding number of shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of Restricted Shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, is controlled by, or is under common control with, such issuer.

  As of June 30, 1998, Joseph J. Morrow, one of the Selling Shareholders and a director of the Company, beneficially owned, directly or indirectly, shares of Common Stock aggregating approximately 27% of the Common Stock outstanding. As of such date, Michael T. Crimmins, one of the Selling Shareholders and chief executive officer and a director of the Company, beneficially owned shares of Common Stock aggregating approximately 12.0% of the outstanding Common Stock (as of such date); Ronald J. Evans, one of the selling Shareholders and president and a director of the Company, beneficially owned shares of Common Stock aggregating approximately 3.9% of the outstanding Common Stock (as of such date); and John H. Sununu, one of the Selling Shareholders and a director of the Company, beneficially owned, directly or indirectly, shares of Common Stock aggregating approximately 2.8% of the outstanding Common Stock (as of such date). Each of Messrs. Morrow, Crimmins and Evans and Governor Sununu is considered an affiliate under Rule 144. Once the Secondary Shares are registered and for as long as the Registration Statement of which this Prospectus is a part is effective, Selling Shareholders, including Messrs. Morrow, Crimmins and Evans and Governor Sununu, will not be subject to the provisions of Rule 144, including the volume limitations, and may sell any or all of the Secondary Shares subject to this Prospectus.

  No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price prevailing from time to time.

Sales of substantial amounts of shares of Common Stock (including shares issued upon exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the shares.

                        REGISTRATION RIGHTS

  The Company has filed the Registration Statement of which this Prospectus is a part pursuant to its obligations under the Registration Rights Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to each of the Registration Rights Agreement.

  Pursuant to the Registration Rights Agreement, the Company granted the Selling Shareholders (and certain entities controlled by them) certain "demand" and "piggyback" registration rights with respect to the Secondary Shares acquired by them in connection with the Private Placement. With certain limitations, these registration rights grant the Selling Shareholders (and certain entities controlled by them) opportunities to demand registration of all or any portion of their respective Restricted Shares and the right to have such Restricted Shares registered incidentally to any registration being conducted by the Company of shares of Common Stock or securities substantially similar to shares of Common Stock. These registration rights will be satisfied upon the effectiveness of the Registration Statement of which this Prospectus is a part. The Company has no obligation under the Registration Rights Agreement to retain any underwriter to effect the sale of the Secondary Shares.

  Pursuant to the Registration Rights Agreement, the Company agreed to pay all expenses of effecting the registration of the Secondary Shares (other than underwriting discounts and selling commissions) pursuant to the Registration Statement. The Company also agreed to indemnify the Selling Shareholders and their respective partners and officers against certain losses, claims, damages or liabilities pursuant to the Securities Act or any other statute or common law, including any amount paid in settlement of any litigation, commenced or threatened, if such settlement is effected with the Company's written consent and for certain reasonable expenses insofar as any such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading, unless made in reliance on and in conformity with information provided in writing to the Company by the Selling Shareholder seeking to enforce such indemnification. Each of the Selling Shareholders agreed to indemnify the Company and each of its respective directors and officers, and any person who controls the Company against losses, claims, damages and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to written information furnished to the Company by such Selling Shareholder for use in the Registration Statement or Prospectus or any amendment or supplement thereto, to the extent of the proceeds of this offering received by such Selling Shareholder.

                        SELLING SHAREHOLDERS

  As described elsewhere herein, "Selling Shareholders" are those persons (or their permitted transferees) who received Secondary Shares in the Private Placement. With the exception of Messrs. Morrow, Crimmins and Evans and Governor Sununu, directors and affiliates of the Company, none of the Selling Shareholders is employed by or affiliated with the Company.

  The following table provides the names of and the number and percentage of shares of Common Stock beneficially owned by each Selling Shareholder, the number of Secondary Shares offered hereby and the number and percentage of shares of Common Stock beneficially owned by each Selling Shareholder upon completion of this Offering, assuming each Selling Shareholder sells all of his Secondary Shares pursuant to this Prospectus. Since the Selling Shareholders may sell all, some, or none of their Secondary Shares, no estimate can be made of the actual aggregate number of Secondary Shares that are to be offered hereby or that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates.

  The Secondary Shares offered by this Prospectus may be offered from time to time by the Selling
Shareholders named below:

                                           Beneficial Ownership Prior to                            Beneficial Ownership
                                                     Offering                                        After the Offering

                                                                                 Number of
                                                           Percentage of         Secondary                      Percentage of
                                           Number of         Shares of            Shares       Number of          Shares of
   Name                                    Shares of        Common Stock          Offered      Shares of         Common Stock
                                          Common Stock      Outstanding(1)        Hereby     Common Stock(2)   Outstanding(1)(2)
   Joseph J. Morrow (3)                    1,841,568            27.1             1,759,038       82,530              1.5

   Michael T. Crimmins (4)                   816,956            12.0                20,000      796,956             11.7

   Ronald J. Evans (5)                       280,716             3.9                20,000      260,716              3.7

   Richard P. McCoy                          200,000             3.0               200,000            0                *

   JHS Associates, Ltd. (6)                  170,000             2.5               160,000       10,000                *

   A.G. Edwards IRA, custodian for
   Thomas J. Ficker                           40,000               *                40,000            0                *
   Edmund A. Schwesinger                      20,000               *                20,000            0                *
   Ralph K. Bazuro                            20,000               *                20,000            0                *

  *    Represents less than 1% of the outstanding Common Stock

(1) Based on 6,778,345 shares of Common Stock issued and outstanding as of May 31, 1998. Includes shares of Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days. Unless otherwise indicated each stockholder's address is 2250 East 73rd Street, Tulsa, Oklahoma 74136.

(2) Assumes all Secondary Shares offered pursuant to this Prospectus are sold. There can be no assurance however that any of such shares will be sold.

(3) Information based on Form 4 of Mr. Morrow for September 1997 filed with the Commission. Includes 312,000 shares held in a trust of which Mr. Morrow is a beneficiary, 55,536 shares of Common Stock owned by Mr. Morrow's wife. Mr. Morrow disclaims beneficial ownership of these shares. Includes 10,000 shares of Common Stock purchasable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(4) Information based on Form 5 of Mr. Crimmins for February 1998 filed with the Commission. Includes 50,000 shares of Common Stock purchasable upon exercise of stock options that are currently exercisable.

(5) Information based on Form 5 of Mr. Evans for February 1998 filed with the Commission. Includes 250,000 shares of Common Stock purchasable upon exercise of stock options that are currently exercisable.

(6) Information based on Form 4 of John H. Sununu for July 1997 filed with the Commission. Includes 10,000 shares of Common Stock underlying exercisable options held by Governor Sununu, a director of the Company and president of JHS Associates, Ltd.


                        PLAN OF DISTRIBUTION

  This Prospectus relates to the offer and sale from time to time of the Secondary Shares by the Selling Shareholders. The Company has registered the Secondary Shares for sale to provide the Selling Shareholders with freely tradeable securities, but registration of such shares does not necessarily mean that any of such shares will be offered or sold by the Selling Shareholders. The Company will not receive any proceeds from the offering of the Secondary Shares by the Selling Shareholders.

  The Secondary Shares may be sold from time to time to purchasers directly by any of the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Secondary Shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Shareholders and/or the purchasers of Secondary Shares for whom they may act as agent. Without limiting the foregoing, such sales may be in the form of secondary distributions, exchange distributions, block trades, ordinary brokerage transactions or a combination of such methods of sale. The Selling Shareholders and any dealers or agents that participate in the distribution of Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Secondary Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

  At the time a particular offering of Secondary Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Shareholders and any other required information. The Secondary Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

  In order to comply with the securities laws of certain states, if applicable, the Secondary Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Secondary Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                     TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is ChaseMellon Shareholder Services, L.L.C., Ridgefield Park, New Jersey.

                             LEGAL MATTERS

  The legality of the Secondary Shares offered hereby has been passed upon for the Company by King & Spalding, Atlanta, Georgia.

                                EXPERTS

  The consolidated financial statements and related financial statement schedule incorporated in this Prospectus by reference from Kinark Corporation's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. The financial statements and financial statement schedule referred to above have been incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   No dealer, salesman or any other
   person has been authorized to give
   any information or to make any                 2,239,038 SHARES
   representations other than those
   contained in this Prospectus, and any
   information or representation not
   contained herein must not be relied
   upon as having been authorized by the
   Company.  This Prospectus does not
   constitute an offer to sell or
   solicitation of an offer to buy any
   securities other than the securities
   to which it relates, or an offer to
   sell or a solicitation of an offer to
   buy any securities other than the
   securities to which it relates, or an
   offer to sell or a solicitation of an
   offer to buy such securities in any
   jurisdiction in which such offer or
   solicitation may not be legally made.
   Neither the delivery of this
   Prospectus nor any sale made
   hereunder shall under any
   circumstances create any implication
   that the information herein is
   correct as of any date subsequent to
   the date hereof.



                                  TABLE OF CONTENTS

   Prospectus Summary                                                3
   Risk Factors                                                      5
   The Company                                                       7
   Description of Capital Stock                                      8
   Certain Certificate, Bylaw and Corporate Law Provisions           8
   Shares Available for Future Sale                                 12
   Registration Rights                                              13
   Selling Shareholders                                             14
   Plan of Distribution                                             15
   Transfer Agent and Registrar                                     16
   Legal Matters                                                    16
   Experts                                                          16

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Estimated expenses (other than underwriting commissions) of the sale of the shares of Common Stock are as follows:

          Registration Fee                    $
          AMEX Application Fee
          Legal Fees and Expenses
          Accounting Fees and Expenses
          Miscellaneous Disbursements
          Total

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Restated Certificate of Incorporation (the "Certificate") contains a provision which, subject to certain exceptions described below, eliminates the liability of a director to the Company or its stockholders for monetary damages for any breach of duty as a director. This provision does not eliminate the liability of the director (i) for violations of his duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Corporation Law") relating to unlawful dividends and distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Certificate and the Amended and Restated Bylaws (the "Bylaws") of the Company require the Company to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director, officer, employee or agent of the Company or any other corporation for which he served as such at the request of the Company. Such persons are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, except that no payments may be made with respect to liability which is not eliminated pursuant to the provision of the Certificate described in the preceding paragraph. Such persons are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

  In addition to the Certificate and Bylaws of the Company, Section 145(c) of the Delaware Corporation Law requires the Company to indemnify any director who has been successful on the merits or otherwise in defending any proceeding described above. The Delaware Corporation Law also provides that a court may order indemnification of a director if it determines that the director is fairly and reasonably entitled to such indemnification.

  The Company has the power, under the Certificate and Bylaws, to obtain insurance on behalf of any director, officer, employee, or agent of the Company against any liability asserted against or incurred by such person in any such capacity, whether or not the Company has the power to indemnify such person against such liability at that time under the Certificate and Bylaws.

Item 16.  EXHIBITS

  The following documents are filed as exhibits to this Registration
Statement:

     3.1 The Company's Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 (Reg. No. 333-4937) filed on June 7, 1996).

     3.2 The Company's Amended and restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q dated March 31, 1996).

     4.1 Provisions in the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws defining the rights of holders of the Company's Common Stock.

     5.1 Opinion of King & Spalding as to the legality of the securities being registered. *

     23.1 Consent of Deloitte & Touche LLP, independent auditors of the Company.

     23.2 Consent of King & Spalding (contained in the opinion included at Exhibits 5.1). *

     24.1 Power of Attorney of certain officers and directors of the Company (included on the signature page). *

           *   Previously filed


ITEM 17.  UNDERTAKINGS.

     1.   The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i)  To include any prospectus required by Section
10(a) (3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act") each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant as described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     4.   The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tulsa, Oklahoma, State of Oklahoma, on August 21, 1998.

                              KINARK CORPORATION

                              By: /s/ Paul R. Chastain
                                 Paul R. Chastain, Vice President and
                                 Chief Financial Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following in the capacities and on the dates indicated.

Signature                 Title                               Date


         *
____________________
Michael T. Crimmins      Chief Executive Officer
                         (principal executive officer)
                          and Chairman of the Board       August 21, 1998

         *
______________________
Ronald J. Evans           President and Director          August 21, 1998


/s/ Paul R. Chastain
______________________
Paul R. Chastain          Vice President, Chief
                          Financial Officer
                          (principal financial officer
                          and principal accounting
                          officer) and Director           August 21, 1998
         *
______________________
Richard C. Butler         Director                        August 21, 1998


         *
______________________
Joseph J. Morrow          Director                        August 21, 1998


         *
______________________
John H. Sununu            Director                        August 21, 1998



______________________
Mark E. Walker            Director                        August __, 1998

* By:     /s/ Paul R. Chastain
          ---------------------------------
          Paul R. Chastain, Attorney-in-Fact

                             EXHIBIT INDEX

Ex. No.   Description

3.1       The Company's Restated Certificate of Incorporation
          (incorporated by reference to Exhibit 3.1 to the Company's Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 (Reg. No. 333-4937) filed on June 7, 1996).

3.2 The Company's Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q dated March 31, 1996).

4.1       Provisions in the Company's Restated Certificate of
          Incorporation and Bylaws defining the rights of holders of the Company's Common Stock.

5.1 Opinion of King & Spalding as to the legality of the securities being registered. *

23.1 Consent of Deloitte & Touche LLP, independent auditors of the Company.

23.2 Consent of King & Spalding (contained in the opinion included at Exhibit 5.1). *

24.1 Power of Attorney of certain officers and directors of the Company (included on the signature page). *


     *    Previously filed.